Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Fourth Quarter and 2012 Financial Results

CHICAGO (February 26, 2013) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the premier provider of Executive Search and Leadership Consulting services worldwide, today announced financial results for its fourth quarter and year ended December 31, 2012.

$ in millions	Fourth Quarter		Full Year
	2012	2011	2012	2011
Net Revenue	$103.9	$127.2	$443.8	$527.8
Operating Expenses
Salaries and employee benefits	73.3	85.1	309.5	372.4
General and administrative expenses	31.0	30.2	113.8	123.6

GAAP Operating Income (Loss)	(0.5)	(4.5)	19.6	(10.9)

Restructuring charges	—	16.3	0.8	16.3
Impairment charges	—	—	—	26.4
Senn Delaney acquisition costs	1.7	—	1.7	—

Non-GAAP operating income (1)	$1.3	$11.8	$22.2	$31.8

Operating Margin (Loss)
GAAP operating income (loss) as % of net revenue	-0.5%	-3.5%	4.4%	-2.1%
Non-GAAP operating income as % of net revenue (1)	1.2%	9.3%	5.0%	6.0%

Totals and subtotals may not equal the sum of individual line items due to rounding.

(1)

These represent non-GAAP financial measures because the costs related to the acquisition of Senn Delaney in the 2012 fourth quarter and 2012 full year; the restructuring charges in the 2011 fourth quarter, the 2012 full year, and the 2011 full year; as well as the impairment charges in 2011 have been excluded.

“Challenging economic conditions and lower confirmations resulted in 2012 financial results that fell short of our expectations, particularly with respect to net revenue,” said L. Kevin Kelly, Chief Executive Officer. “However, we are pleased with the improvements we made to our cost structure, which helped offset the impact of the revenue decline on operating margin. We ended 2012 with the acquisition of Senn Delaney, the leading culture-shaping consulting firm. This a significant milestone in our long-term growth strategy to build the premier professional services firm focused on serving the leadership needs of the world’s top organizations.”

2012 Fourth Quarter Results(2)

Consolidated net revenue was $103.9 million in the fourth quarter, down 18.3 percent from $127.2 million in the 2011 fourth quarter. Year over year, net revenue declined 16.7 percent in the Americas, 29.2 percent in Europe and 8.3 percent in Asia Pacific. All industry practices contributed to the decline. Net revenue from Leadership Consulting declined 34.9 percent or $4.1 million, mostly in the Americas, to $7.6 million and represented 7.3 percent of total net revenue.

The company ended the year with 331 Executive Search and Leadership Consulting consultants compared to 347 at December 31, 2011. The number of executive search confirmations in the quarter declined 9.1 percent compared to the 2011 fourth quarter, and productivity, as measured by annualized net revenue per consultant, was $1.2 million compared to $1.4 million in the same period of 2011. Average revenue per executive search was $117,600 compared to $128,300 in the 2011 fourth quarter.

Salaries and employee benefits decreased 13.8 percent, or $11.8 million, to $73.3 million from $85.1 million in the 2011 fourth quarter. Fixed compensation expense decreased $5.1 million, primarily reflecting a reduction in worldwide headcount of approximately 4 percent compared to the 2011 fourth quarter. Variable compensation expense decreased $6.7 million, primarily reflecting lower bonus accruals in the quarter due to lower net revenue. Salaries and employee benefits were 70.6 percent of net revenue for the quarter, compared to 66.9 percent in the 2011 fourth quarter.

General and administrative expenses increased 2.6 percent, or $0.8 million, to $31.0 million from $30.2 million in the 2011 fourth quarter. However, the 2012 fourth quarter included $1.7 million of costs related to the company’s acquisition of Senn

Delaney, which closed on December 31, 2012. Excluding these costs, which is a non-GAAP measure that management believes more appropriately reflects core operations, general and administrative expenses would have declined 3.2 percent or $1.0 million. As a percentage of net revenue, reported general and administrative expenses were 29.8 percent, compared to 23.8 percent in the 2011 fourth quarter.

The operating loss in the 2012 fourth quarter was $0.5 million compared to an operating loss of $4.5 million in the 2011 fourth quarter. Excluding $1.7 million of costs related to the acquisition of Senn Delaney, a non-GAAP measure that management believes more appropriately reflects core operations, 2012 fourth quarter operating income would have been $1.3 million and operating margin would have been 1.2 percent. In the 2011 fourth quarter, the company recorded restructuring charges of $16.3 million related to initiatives the company took to reduce costs and improve operational efficiencies. Excluding restructuring charges of $16.3 million in the 2011 fourth quarter, which management believes more appropriately reflects core operations, operating income would have been $11.8 million and operating margin would have been 9.3 percent.

The company reported a net loss in the 2012 fourth quarter of $0.4 million and a net loss per share of $0.02. The effective tax rate in the quarter of 264.1 percent is higher than the statutory rate because of losses incurred that are not benefitted for tax purposes due to valuation allowances in certain jurisdictions. In the 2011 fourth quarter, the net loss was $4.1 million and the net loss per share was $0.23 based on a tax rate in the quarter of 28.7 percent.

Net cash provided by operating activities in the quarter was $55.7 million, compared to $55.4 million in the 2011 fourth quarter. Cash and cash equivalents at December 31, 2012 were $117.6 million, compared to $127.1 million at September 30, 2012, and $185.4 million at December 31, 2011. Cash and cash equivalents at December 31, 2012 reflect cash payments of $60.0 million related to the acquisition of Senn Delaney, including the purchase price of $53.5 million and $6.5 million for a retention escrow.

On January 31, 2013, the company amended its credit agreement to add a committed term loan facility of $40.0 million in order to finance a portion of the initial payments made to acquire Senn Delaney. The term loan will be amortized over a five-year period pursuant to which the company will make 15 quarterly payments of $1.5 million each through December 31, 2016, four quarterly payments of $2 million each in 2017, and a final payment of the remaining outstanding balance of the term loan on January 31, 2018. The other material terms of the credit agreement were not amended. Given current market conditions, the company was able to finance the term loan facility at near historically low market rates.

2012 Results(2)

For the year ended December 31, 2012 consolidated net revenue of $443.8 million declined 15.9 percent (approximately 14 percent on a constant currency basis) from $527.8 million in 2011. Exchange rate fluctuations negatively impacted net revenue by $7.7 million. Net revenue decreased 11.2 percent in the Americas region, 25.4 percent in Europe (approximately 22 percent on a constant currency basis), and 16.8 percent in Asia Pacific (approximately 16 percent on a constant currency basis). Each industry practice, with the exception of Education & Social Enterprise, contributed to the decline in net revenue. Net revenue from Leadership Consulting Services declined 20.5 percent to $36.1 million, and represented 8.1 percent of total net revenue in 2012.

The number of executive searches confirmed in 2012 was 3,585, down 16.1 percent compared to 4,274 in 2011. The average number of Executive Search and Leadership Consulting consultants in 2012 was 342 compared to 376 in 2011, and productivity, as measured by 2012 net revenue per average consultants, was $1.3 million compared to $1.4 million in 2011. The average revenue per executive search was $113,700 compared to $112,900 for the same period in 2011.

Operating income in 2012 was $19.6 million and operating margin was 4.4 percent. Excluding $1.7 million of costs related to the acquisition of Senn Delaney and $0.8 million of restructuring adjustments recorded in 2012, a non-GAAP measure which management believes more appropriately reflects core operations, operating income for 2012 would have been $22.2 million and operating margin would have been 5.0 percent. The operating loss in 2011 of $10.9 million included impairment charges of $26.4 million and restructuring charges of $16.3 million. Excluding these charges, which management believes more appropriately reflects core operations, operating income for 2011 would have been $31.8 million and operating margin would have been 6.0 percent.

Net income for 2012 was $6.2 million and diluted earnings per share were $0.34, reflecting an effective tax rate of 69.2 percent. The major drivers of the 2012 tax rate were the inability to recognize current tax benefits on losses in certain jurisdictions. The net loss in 2011 was $33.7 million and the loss per share was $1.90, reflecting a negative tax rate of 128.2 percent. The tax rate for 2011 was primarily a result of income that was reduced by the impairment charges without any tax benefit, the establishment of valuation allowances that increased tax expense, and an inability to recognize current tax benefits on losses in certain jurisdictions.

Regional Review(2)

For segment purposes, reimbursements of out-of-pocket expenses classified as revenue, and restructuring and impairment charges, are reported separately and, therefore, are not included in the results of each geographic region. The company believes that analyzing trends in revenue before reimbursements (net revenue) and operating income (loss) excluding restructuring and impairment charges more appropriately reflect the company’s core operations.

$ in millions	4Q 12	4Q 11	Change	2012	2011	Change
Americas
Net revenue	$57.8	$69.4	$(11.6)	$254.4	$286.5	$(32.1)
Operating income	$12.4	$16.4	$(3.9)	$61.6	$60.6	$0.9
Consultants	154	160	(6)
Europe
Net revenue	$23.3	$32.9	$(9.6)	$99.0	$132.7	$(33.7)
Operating income	$0.1	$3.3	$(3.2)	$3.0	$1.3	$1.8
Consultants	93	104	(11)
Asia Pacific
Net revenue	$22.8	$24.9	$(2.1)	$90.4	$108.6	$(18.2)
Operating income/(loss)	$(0.1)	$2.8	$(2.9)	$3.8	$13.0	$(9.2)
Consultants	84	83	1
Global Operations Support	$(12.8)	$(10.6)	$(2.3)	$(47.9)	$(43.1)	$(4.9)
Restructuring charges	$—	$(16.3)	$16.3	$(0.8)	$(16.3)	$15.5
Impairment charges	$—	$—	$—	$—	$(26.4)	$26.4

Operating income/(loss)	$(0.5)	$(4.5)	$4.0	$19.6	$(10.9)	$30.6

Totals and subtotals may not equal the sum of individual line items due to rounding.

Net revenue in the Americas declined $11.6 million or 16.7 percent year over year in the fourth quarter, driven by declines in the Consumer Markets, Life Sciences and Industrial practices, and in Leadership Consulting. Fourth quarter operating margin was 21.5 percent compared to 23.6 percent in the 2011 fourth quarter. Reductions in salaries and employee benefits expense and general and administrative expenses were offset by the decline in net revenue. For the year, net revenue declined $32.1 million or 11.2 percent driven by declines in Consumer Markets, Financial Services, Life Sciences and Global Technology and Services practices, and in Leadership Consulting. Operating income increased 1.6 percent and the operating margin improved to 24.2 percent, compared to 21.2 percent, reflecting reductions in salaries and employee benefits expense and general and administrative expenses, partially offset by the decline in net revenue.

Net revenue in Europe declined $9.6 million or 29.2 percent year over year in the fourth quarter. All industry practices and Leadership Consulting were down compared to the prior year. Operating margin in the 2012 fourth quarter was 0.3 percent compared to 9.9 percent in the 2011 fourth quarter, primarily reflecting the decline in net revenue. In 2012, net revenue declined $33.7 million or 25.4 percent

(approximately 22 percent on a constant currency basis). Exchange rate fluctuations negatively impacted 2012 net revenue by $5.0 million. All industry practices and Leadership Consulting contributed to the decline. Total headcount in this region was approximately 12 percent lower than at December 31, 2011 which contributed to the decline in net revenue but also resulted in lower salaries and employee benefits expense. Lower operating expenses more than offset the decline in net revenue and resulted in a $1.8 million increase in operating income, and operating margin that improved to 3.1 percent from 0.9 percent.

Asia Pacific net revenue declined $2.1 million or 8.3 percent in the fourth quarter, reflecting declines in the Consumer Markets, Financial Services, Life Sciences, and Global Technology & Services practices. The region reported an operating loss of $0.1 million in the quarter which primarily reflected the decline in net revenue, but also an increase in fixed compensation expense related to a year-over-year increase in headcount of approximately 7 percent and an increase in general and administrative expenses. 2012 net revenue declined 16.8 percent (approximately 16 percent on a constant currency basis) compared to 2011 driven by the Consumer Markets, Financial Services, and Industrial Practices. Exchange rate fluctuations negatively impacted 2012 net revenue by $1.2 million. Operating income declined 70.8 percent and the operating margin was 4.2 percent compared to 12.0 percent in 2011, primarily reflecting the decline in net revenue, partially offset by a decrease in variable compensation expense.

Global Operations Support was $12.8 million in the fourth quarter, up 21.5 percent or $2.3 million compared to the 2011 fourth quarter. A majority of the increase, $1.7 million, related to costs associated with the company’s acquisition of Senn Delaney. In 2012, Global Operations Support increased 11.3 percent or $4.9 million, mostly reflecting $2.5 million related to a global Partners’ meeting in the 2012 third quarter, and $1.7 million to costs associated with the company’s acquisition of Senn Delaney.

2013 Outlook

The company is forecasting 2013 first quarter net revenue of between $100 million and $110 million based on its assumptions for the anticipated volume of new Executive Search confirmations and Leadership Consulting assignments, the current backlog, consultant productivity, consultant retention, the seasonality of its business, the uncertainty in the global economic climate, and no change in future currency rates.

“Restoring growth in our core Executive Search business is our foremost priority. We have increased our recruiting and professional development efforts, while reinforcing a culture of performance accountability, in order to attract and retain the best talent in the industry and increase productivity. Although we have made good progress on controlling costs, we continue to seek additional savings through process enhancements and efficiencies,” Kelly said. “With the addition of culture shaping to our service platform, we are excited about the opportunities to expand our relationships with C-suite and board-level executives. As we celebrate our 60th anniversary, we are fully committed to growing our business and positioning Heidrick & Struggles for the next six decades.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the fourth quarter and 2012 results today, February 26, at 9 a.m. Central Time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

(2)

On December 31, 2012, Heidrick & Struggles acquired Senn Delaney, a leading corporate culture-shaping consulting firm. The initial consideration paid for this acquisition is reflected in the company’s consolidated statements of cash flows for the quarter and year ended December 31, 2012. Additionally, the preliminary purchase price allocation is reflected in the company’s condensed consolidated balance sheet as of December 31, 2012. Since the acquisition occurred on December 31, 2012 Senn Delaney’s operating results are not included in the company’s consolidated statements of operations for the quarter or year ended December 31, 2012.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the premier provider of senior-level Executive Search and Leadership Consulting services, including culture shaping, executive assessment, succession planning, board effectiveness, leadership development and leadership strategy. For 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure near the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are:

•

General and administrative expenses, operating income, and operating margin to the extent presented as excluding, costs related to the company’s acquisition of Senn Delaney on December 31, 2012, restructuring and/or impairment charges; and

•	Constant currency amounts that represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

$ in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
General and Administrative Expenses
GAAP General & Administrative Exp	$31,002	$30,211
Senn Delaney acquisition costs	1,749	—

Non-GAAP G & A expenses	$29,253	$30,211

Operating Income (Loss)
GAAP operating income (loss)	$(471)	$(4,502)	$19,639	$(10,915)
Restructuring charges	—	16,344	810	16,344
Impairment charges	—	—	—	26,366
Senn Delaney acquisition costs	$1,749	$—	$1,749	$—

Non-GAAP operating income	$1,278	$11,842	$22,198	$31,795

Operating Margin (Loss)
GAAP operating income (loss) as % of net revenue	-0.5%	-3.5%	4.4%	-2.1%
Non-GAAP operating income as % of net revenue	1.2%	9.3%	5.0%	6.0%

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract, integrate, manage, and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any further impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Jennifer Nelson, Director, Global Marketing:

+1 404 682 7373 or jnelson@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2012	2011	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$103,874	$127,159	$(23,285)	-18.3%
Reimbursements	4,787	7,023	(2,236)	-31.8%

Total revenue	108,661	134,182	(25,521)	-19.0%
Operating expenses:
Salaries and employee benefits	73,343	85,106	(11,763)	-13.8%
General and administrative expenses	31,002	30,211	791	2.6%
Reimbursed expenses	4,787	7,023	(2,236)	-31.8%
Restructuring charges	—	16,344	(16,344)

Total operating expenses	109,132	138,684	(29,552)	-21.3%

Operating income (loss)	(471)	(4,502)	4,031	89.5%
Non-operating income (expense):
Interest income, net	262	549
Other, net	454	(1,785)

Net non-operating income (expense)	716	(1,236)
Income (loss) before income taxes	245	(5,738)

Provision for (benefit from) income taxes	647	(1,649)

Net income (loss)	$(402)	$(4,089)

Basic weighted average common shares outstanding	17,974	17,850
Diluted weighted average common shares outstanding	17,974	17,850
Basic earnings (loss) per common share	$(0.02)	$(0.23)
Diluted earnings (loss) per common share	$(0.02)	$(0.23)
Salaries and employee benefits as a percentage of net revenue	70.6%	66.9%
General and administrative expense as a percentage of net revenue	29.8%	23.8%
Operating income (loss) as a percentage of net revenue	-0.5%	-3.5%
Effective income tax rate	264.1%	28.7%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
					2012	2011
	2012	2011	$ Change	% Change	Margin *	Margin *
Revenue:
Americas	$57,781	$69,395	$(11,614)	-16.7%
Europe	23,258	32,864	(9,606)	-29.2%
Asia Pacific	22,835	24,900	(2,065)	-8.3%

Revenue before reimbursements (net revenue)	103,874	127,159	(23,285)	-18.3%
Reimbursements	4,787	7,023	(2,236)	-31.8%

Total revenue	$108,661	$134,182	$(25,521)	-19.0%

Operating income (loss):
Americas	$12,409	$16,358	$(3,949)	-24.1%	21.5%	23.6%
Europe	74	3,262	(3,188)	-97.7%	0.3%	9.9%
Asia Pacific	(116)	2,786	(2,902)	-104.2%		11.2%

Total regions	12,367	22,406	(10,039)	-44.8%	11.9%	17.6%
Global Operations Support	(12,838)	(10,564)	(2,274)	-21.5%

Operating income before restructuring charges	(471)	11,842	(12,313)	-104.0%		9.3%
Restructuring charges	—	(16,344)	16,344

Operating income (loss)	$(471)	$(4,502)	$4,031	89.5%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Twelve Months Ended December 31,
	2012	2011	$ Change	% Change
	(Unaudited)
Revenue:
Revenue before reimbursements (net revenue)	$443,777	$527,793	$(84,016)	-15.9%
Reimbursements	21,304	26,187	(4,883)	-18.6%

Total revenue	465,081	553,980	(88,899)	-16.0%
Operating expenses:
Salaries and employee benefits	309,502	372,406	(62,904)	-16.9%
General and administrative expenses	113,826	123,592	(9,766)	-7.9%
Reimbursed expenses	21,304	26,187	(4,883)	-18.6%
Restructuring charges	810	16,344	(15,534)	-95.0%
Impairment charges	—	26,366	(26,366)

Total operating expenses	445,442	564,895	(119,453)	-21.1%

Operating income (loss)	19,639	(10,915)	30,554	279.9%
Non-operating income (expense):
Interest income, net	1,118	1,402
Other, net	(495)	(5,262)

Net non-operating income (expense)	623	(3,860)
Income (loss) before income taxes	20,262	(14,775)

Provision for income taxes	14,022	18,947

Net income (loss)	$6,240	$(33,722)

Basic weighted average common shares outstanding	17,971	17,780
Diluted weighted average common shares outstanding	18,120	17,780
Basic earnings (loss) per common share	$0.35	$(1.90)
Diluted earnings (loss) per common share	$0.34	$(1.90)
Salaries and employee benefits as a percentage of net revenue	69.7%	70.6%
General and administrative expense as a percentage of net revenue	25.6%	23.4%
Operating income (loss) as a percentage of net revenue	4.4%	-2.1%
Effective income tax rate	69.2%	-128.2%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
					2012	2011
	2012	2011	$ Change	% Change	Margin *	Margin *
Revenue:
Americas	$254,395	$286,503	$(32,108)	-11.2%
Europe	99,004	132,722	(33,718)	-25.4%
Asia Pacific	90,378	108,568	(18,190)	-16.8%

Revenue before reimbursements (net revenue)	443,777	527,793	(84,016)	-15.9%
Reimbursements	21,304	26,187	(4,883)	-18.6%

Total revenue	$465,081	$553,980	$(88,899)	-16.0%

Operating income (loss):
Americas	$61,554	$60,612	$942	1.6%	24.2%	21.2%
Europe	3,038	1,250	1,788	143.0%	3.1%	0.9%
Asia Pacific	3,792	12,983	(9,191)	-70.8%	4.2%	12.0%

Total regions	68,384	74,845	(6,461)	-8.6%	15.4%	14.2%
Global Operations Support	(47,935)	(43,050)	(4,885)	-11.3%

Operating income before restructuring and impairment charges	20,449	31,795	(11,346)	-35.7%	4.6%	6.0%
Restructuring charges	(810)	(16,344)	15,534
Impairment charges	—	(26,366)	26,366

Operating income (loss):	$19,639	$(10,915)	$30,554	279.9%	4.4%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2012	2011
	(Unaudited)
Current assets:
Cash and cash equivalents	$117,605	$185,390
Restricted cash	199	440
Accounts receivable, net	69,107	69,081
Other receivables	10,288	9,404
Prepaid expenses	14,167	16,551
Other current assets	1,366	1,382
Income taxes recoverable	5,651	19,866
Deferred income taxes	7,899	8,211

	226,282	310,325

Non-current assets:
Property and equipment, net	42,362	44,781
Restricted cash	7,968	1,470
Assets designated for retirement and pension plans	22,763	22,883
Investments	11,902	9,868
Other non-current assets	5,301	6,480
Goodwill	120,940	90,696
Other intangible assets, net	32,020	2,556
Deferred income taxes	25,454	26,506

Total non-current assets	268,710	205,240

Total assets	$494,992	$515,565

Current liabilities:
Accounts payable	$8,657	$9,157
Accrued salaries and employee benefits	102,597	131,697
Other current liabilities	40,390	39,362
Income taxes payable	709	4,868
Deferred income taxes	43	6

Total current liabilities	152,396	185,090

Non-current liabilities:
Retirement and pension plans	37,247	31,747
Other non-current liabilities	56,943	47,396
Deferred income taxes	59	37

Total non-current liabilities	94,249	79,180

Stockholders’ equity	248,347	251,295

Total liabilities and stockholders’ equity	$494,992	$515,565

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2012	2011
Cash flows—operating activities:
Net loss	$(402)	$(4,089)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,718	3,056
Write-off of Investment
Deferred income taxes	822	756
Net realized gains losses on investments	(29)	(277)
Stock-based compensation expense	118	1,342
Restructuring charges	—	16,344
Cash paid for restructuring charges	(385)	(6,833)
Changes in assets and liabilities:
Trade and other receivables	24,910	31,973
Accounts payable	2,694	(1,621)
Accrued expenses	27,106	18,676
Income taxes recoverable (payable), net	(5,127)	(8,544)
Retirement and pension assets and liabilities	638	957
Prepayments	2,972	802
Other assets and liabilities, net	(383)	2,884

Net cash provided by operating activities	55,652	55,426

Cash flows—investing activities:
Restricted cash	(6,512)	70
Acquisition of business, net of cash acquired	(52,733)	—
Capital expenditures	(1,256)	(1,766)
Purchases of available for sale investments	(98)	(187)
Proceeds from sale of available for sale investments	30	25
Other, net	200	(15)

Net cash used in investing activities	(60,369)	(1,873)

Cash flows—financing activities:
Cash dividends paid	(4,697)	(2,343)
Payment of employee tax withholdings on equity transactions	(23)	(101)

Net cash used in financing activities	(4,720)	(2,444)

Effect of exchange rate fluctuations on cash and cash equivalents	(95)	(1,218)
Net increase (decrease) in cash and cash equivalents	(9,532)	49,891
Cash and cash equivalents at beginning of period	127,137	135,499

Cash and cash equivalents at end of period	$117,605	$185,390

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2012	2011
	(Unaudited)
Cash flows—operating activities:
Net income (loss)	$6,240	$(33,722)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	10,801	10,263
Write-off of investment	—	2,810
Deferred income taxes	2,331	10,571
Net realized (gains) losses on investments	(2)	211
Stock-based compensation expense	4,199	5,503
Impairment charges	—	26,366
Restructuring charges	810	16,344
Cash paid for restructuring charges	(9,128)	(7,491)
Changes in assets and liabilities:
Trade and other receivables	6,288	10,819
Accounts payable	(471)	(732)
Accrued expenses	(21,755)	5,960
Income taxes recoverable (payable), net	10,182	(6,886)
Retirement and pension plan assets and liabilities	1,594	667
Prepayments	2,897	(1,186)
Other assets and liabilities, net	(1,493)	5,277

Net cash provided by operating activities	12,493	44,774

Cash flows—investing activities:
Restricted cash	(6,230)	83
Acquisition of business and earnout payments, net of cash acquired	(52,733)	(3,930)
Capital expenditures	(7,504)	(18,016)
Purchases of available for sale investments	(1,121)	(986)
Proceeds from sale of available for sale investments	137	83
Loan to equity method investment	—	(1,008)
Other, net	200	74

Net cash used in investing activities	(67,251)	(23,700)

Cash flows—financing activities:
Cash dividends paid	(11,991)	(9,723)
Payment of employee tax withholdings on equity transactions	(1,653)	(2,853)
Purchases of treasury stock	(1,123)	—
Acquisition earnout payments	(381)	—

Net cash used in financing activities	(15,148)	(12,576)

Effect of exchange rate fluctuations on cash and cash equivalents	2,121	(4,232)
Net increase (decrease) in cash and cash equivalents	(67,785)	4,266
Cash and cash equivalents at beginning of period	185,390	181,124

Cash and cash equivalents at end of period	$117,605	$185,390